EXHIBIT 99.2

24096 – 170th Avenue Fergus Falls, MN 56537 Phone: 218 998-4301 Fax: 218 998-4302 ahicks@otaellc.com www.ottertailethanol.com

December 3, 2009

Dear Member

Otter Tail Ag wishes to bring you up to date on what has taken place since the Company filed for the negotiated Chapter 11 bankruptcy protection on October 11, 2009.

You no doubt saw news articles in the Fergus Falls Daily Journal, including an editorial they wrote. Their stories were generally accurate and well balanced and were picked up by other newspapers and professional ethanol industry journals around the country. It appears that the media and the public in general has a much better understanding of the role that Chapter 11 bankruptcy can play in helping businesses restructure in today’s difficult economy. General Motors is one example we have all become familiar with.

While Otter Tail Ag is no General Motors, the goal is the same: restructure, reorganize, and emerge successfully. Filing for Chapter 11 bankruptcy protection will allow Otter Tail Ag the opportunity to restructure our indebtedness and negotiate contracts to reflect present day market values.

Here’s what has taken place during the past several weeks and what management currently sees as a timeline, though the timeline is very fluid.

Bankruptcy Hearing

The Company had its first hearing in Federal Bankruptcy Court in St. Paul before Judge O’Brien on November 4.  Because the bankruptcy filing was pre-negotiated with Otter Tail Ag's senior lenders, AgStar Financial Services, PCA and MMCDC New Markets Fund II, LLC, there were few objections to the first motions filed, which included objections from one of the subordinate lenders. As a result of the hearing and subsequent negotiations to an agreed upon order for cash collateral, Otter Tail Ag remains in possession of its operating assets during this bankruptcy period, allowing the Otter Tail Ag to continue its business operations. The Court approved an interim cash collateral agreement that allows Otter Tail Ag to utilize the cash that was in its bank accounts along with present check stock. Additional Court orders permit the Company to continue the employment terms for its employees, including pay and benefits.

Management is generally pleased with the initial hearing and preliminary orders. The current circumstances allow Otter Tail Ag to keep operating while working toward its restructuring plan. It is imperative that Otter Tail Ag keeps producing ethanol at or near name plate capacity. The Company is still in the business of buying corn, producing ethanol and selling distillers grain.

The next scheduled hearing in Bankruptcy Court was scheduled to take place December 3. Instead various issues with the senior lenders and subordinate lenders were worked out in order to avoid the hearing. It is in everyone’s interest to achieve agreement on key points in the bankruptcy process. Otter Tail Ag now has in place a cash collateral order. This order will set the stage for Otter Tail Ag to continue operation while management and the Company’s board of governors develop a restructuring plan.

Restructuring Plan

The Company now has the opportunity to work with its lenders to formulate a restructuring plan.  The plans for restructure are starting to develop although it is still too early to speak about specific issues. Otter Tail Ag has until the end of February to file a plan but the goal is to have the plan completed before Christmas. It is important that a reorganization plan be put in place so the Company can move forward to raise the necessary capital.

Based on current projections, it appears that Otter Tail Ag will need to raise at least a minimum of $10 million in new capital. Management and the board believe that a good portion of the required capital will come from current members, and other sources remain to be evaluated.

The present goal is to raise the required capital before March 1, 2010. The board and management of Otter Tail Ag remains committed to keeping the plant locally owned, for the benefit of its membership and the local community and economic base.

In order to permit emergence from bankruptcy, Otter Tail Ag will be offering the opportunity to invest in the restructured company.

The current goal is to have investor meetings around the Fergus Falls area beginning in early January. We will be setting those meeting dates and letting you know as soon as possible.

Conclusion

Right now the Company is moving forward step by step. Otter Tail Ag is generally feeling positive about where things are now and where the company is headed. Although the economic times and industry changes have and will continue to present the company with challenges, Otter Tail Ag is fortunate that it was able to work out an agreement with its senior lenders to make it possible to have an opportunity to develop a plan for a viable company and live to fight another day.

Management and the board still believe in the future of ethanol and the renewable energy industry.

Our best wishes for a wonderful holiday season.

I remain
Yours Faithfully

Anthony J Hicks
Chief Executive Officer

Except for historical information contained herein, the statements in this information release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include our expectations regarding future costs and revenues and consumer demand for ethanol. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The information contained in this release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Otter Tail Ag Enterprises, LLC undertakes no obligation to update any information contained in this release.